Exhibit 5.1

Opinion of Counsel Re:  Legality of Securities Registered.

November 22, 2019

Middlesex Water Company

485C Route 1 South, Suite 400

Iselin, New Jersey 08830

Ladies and Gentlemen:

I refer you to the prospectus supplement dated November 20, 2019 and the accompanying base prospectus dated September 6, 2019 (such documents, collectively, the “Prospectus”) that form a part of Middlesex Water Company’s (the “Company”) effective registration statement on Form S-3 (File No. 333-233649) (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 760,330 shares of the Company’s Common Stock, no par value (the “Common Shares”) pursuant to the terms of the Underwriting Agreement, dated as of November 19, 2019, by and among the Company, Robert W. Baird & Co. Incorporated and Janney Montgomery Scott LLC.

I am the Vice President, General Counsel and Secretary of Middlesex Water Company and have acted as counsel to the Company in connection with the Registration Statement and the Prospectus. In such capacity, I have examined the Registration Statement, the Prospectus, copies of the Company's Restated Certificate of Incorporation and amendments thereto, copies of the Company’s by-laws and amendments thereto, resolutions adopted by the Board of Directors of the Company on November 18, 2019, certificates of officers of the Company and of public officials and such other corporate records and documents as I have deemed necessary in order to express the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of such original documents.

Based upon the foregoing examination, it is my opinion that the issuance of Common Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement and Prospectus, the Common Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus, and I further consent to the use of my name in the Registration Statement and the Prospectus which forms a part thereof. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

My opinion is limited to the laws of the State of New Jersey and the federal laws of the United States insofar as they bear on matters covered hereby. The opinion expressed herein limited to the laws, including rules and regulations as in effect on the date hereof.

Very truly yours,

/s/ Jay L. Kooper
Jay L. Kooper
Vice President, General Counsel and Secretary
Middlesex Water Company

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